Exhibit 99.77Q1

This report is signed on behalf of the registrant in the City of St. Paul and State of Minnesota on the 29th day of February 2008.

MAIRS AND POWER BALANCED FUND, INC.

By	/s/ William B. Frels
William B. Frels, President

WITNESS

/s/ Jon A. Theobald
Jon A. Theobald, Secretary